Exhibit 10.1



                                               May 2, 2005


Michael J. Dolan
c/o Viacom Inc.
1515 Broadway
New York, New York 10036

Dear Mr. Dolan:

     Viacom Inc. ("Viacom"), 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

     1. Term. The term of your employment under this Agreement shall commence on May 2, 2005 (your "Start Date") and, unless terminated by Viacom or you pursuant to paragraph 8(a), (b) or (c), shall continue through and until the fourth anniversary of your Start Date (the "End Date"). The period from your Start Date through the End Date is referred to as the "Term" notwithstanding any earlier termination of your employment for any reason.

     2. Duties.

     (a) You agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries during your employment with Viacom. On your Start Date, you will become Executive Vice President of Viacom and, commencing on May 11, 2005, you will become Executive Vice President, Chief Financial Officer of Viacom, and you agree to perform all duties reasonable and consistent with such offices as may be assigned to you from time to time by the Chairman, Chief Executive Officer of Viacom (the "Chairman") or, if the Chairman ceases to serve as the Chief Executive Officer of Viacom, the Chief Executive Officer of Viacom (or, if there are Co-Chief Executive Officers, either or both of the Co-Chief Executive Officers). You will have such authority as is necessary for the performance of your obligations hereunder. Your principal place of business shall be Viacom's headquarters in the New York City metropolitan area.

     (b) Viacom has announced that it is exploring the separation of Viacom into two businesses. Viacom may, in its discretion, assign this Agreement to the publicly held parent corporation of the business that acquires the assets of MTV Networks ("NEWCO") provided you hold the same position with NEWCO that you held with Viacom and you report directly to the Chairman, Chief Executive Officer of NEWCO (the "NEWCO Chairman") or, if the NEWCO Chairman ceases to serve as the Chief Executive Officer of NEWCO, the Chief Executive Officer of NEWCO or, in the event that Tom Freston serves as the Chief Operating Officer of NEWCO, to the Chief Operating Officer of NEWCO. In such event, all references in this

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Agreement to Viacom shall thereafter refer to NEWCO, except that you agree that your covenants under paragraphs 6(a) through (i) (non-competition, etc.) shall apply to the benefit of both businesses until one (1) year after the date of the separation and then only to NEWCO.

     3. Compensation.

     (a) Salary. For all the services rendered by you in any capacity under this Agreement, Viacom agrees to pay you One Million Two Hundred Fifty Thousand Dollars ($1,250,000) a year in base salary ("Salary"), less applicable deductions and withholding taxes, in accordance with Viacom's payroll practices as they may exist from time to time.

     (b) Deferred Compensation. In addition to your Salary, you shall earn an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon, as provided in this paragraph 3(b)), shall be deferred until January 31st of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or, if later, six (6) months after the termination of your employment. Deferred Compensation shall be earned at the rate of Two Hundred Fifty Thousand Dollars ($250,000) a year. Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the Viacom Excess 401(k) Plan for Senior Executives (as such plan may be amended from time to time, the "Excess 401(k) Plan") is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your account balance in the Excess 401(k) Plan is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your Excess 401(k) Plan account was notionally invested immediately prior to its distribution). Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(b) shall be an unfunded obligation to be satisfied from the general funds of Viacom.

     (c) Discretionary Review. The amount of your Salary and Deferred Compensation will be subject to a discretionary annual merit review on or about each anniversary of your Start Date during the Term, commencing May 2, 2006, and may, at that time, be increased but not decreased.

     (d) Bonus Compensation. You also shall be eligible to receive annual bonus compensation ("Bonus") during your employment with Viacom under this Agreement, determined and payable as follows:


     (i) Your Bonus for each calendar year during your employment with Viacom under this Agreement will be determined in accordance with the Viacom Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (the "Senior Executive STIP").

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     (ii)  Your target bonus ("Target Bonus") for each of those calendar years shall be 100% of your Salary and Deferred Compensation, at the rate in effect on November 1st of such year or, if earlier, the last day of the Term. Your Bonus may be prorated for any portion of the calendar year that you were employed by Viacom.

     (iii) Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

     (e) Long-Term Compensation.

     (i) For the 2005 calendar year, you will receive a long-term compensation award under the Viacom 2004 Long-Term Management Incentive Plan or a successor plan (the "LTMIP") with a value of Three Million Dollars ($3,000,000), through a combination of restricted share units payable in shares of Viacom Class B Common Stock (the "Annual Restricted Units") and stock options to purchase shares of Viacom Class B Common Stock (the "Annual Stock Options"). At least 30% (i.e., at least $900,000) of the value of the long-term compensation award for 2005 will be derived from the grant of Annual Restricted Units. The balance of the value of the annual long-term compensation award for 2005 will be derived from the grant of Annual Stock Options. The Annual Restricted Units and Annual Stock Options for 2005 will be awarded on the first business day that is ten (10) business days after your Start Date (the "2005 Grant Date") and will vest in four
           (4) equal installments on the first, second, third and fourth anniversaries of your Start Date, except that vesting of the Annual Restricted Units will also be subject to achievement of a performance goal as described in (iii) below. The Annual Stock Options for 2005 will have a per share exercise price equal to the closing price of a share of Class B Common Stock on the 2005 Grant Date on the New York Stock Exchange ("NYSE").

     (ii) For calendar years 2006, 2007 and 2008, you will be eligible to receive annual long-term compensation awards with a target value of Three Million Dollars ($3,000,000) through a combination of Annual Restricted Units and Annual Stock Options which awards will be made at such times as the Compensation Committee of the Viacom Board of Directors shall generally award the long-term compensation awards to the senior executives of the Company for such year. At least 30% of the value of the long-term compensation award for each year will be derived from the grant of Annual Restricted Units. The balance of the value of the long-term compensation award for each year will be derived from the grant of Annual Stock Options. The Annual Restricted Units and Annual Stock Options for the 2006, 2007 and 2008 calendar years will vest in four (4)

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           equal installments on anniversaries of your Start Date,
           starting with the second anniversary of your Start Date for the award for the 2006 calendar year, the third anniversary of your Start Date for the award for the 2007 calendar year and the fourth anniversary of your Start Date for the award for the 2008 calendar year. The vesting of the Annual Restricted Units will also be subject to achievement of a performance goal as described in (iii) below. The Annual Stock Options for 2006, 2007 and 2008 will have a per share exercise price equal to the closing price of a share of Class B Common Stock on the applicable date of grant on the NYSE (or, if different, the principal stock exchange on which the Class B Common Stock is then traded).

     (iii) At the time of each grant of Annual Restricted Units, the Compensation Committee will establish a performance goal requirement for such award for a performance period that will end no later than December 31st of the year in which the grant was made. The Compensation Committee shall establish the same performance goal for each grant of Annual Restricted Units that it establishes for the Senior Executive STIP for the performance period during which such grant of Annual Restricted Units is awarded except that the following will apply to the Annual Restricted Units awarded for the 2005 calendar year: (i) the performance goal for the Restricted Share Units awarded for 2005 (the "2005 Performance Goal") will be prorated for the period from the 2005 Grant Date through December 31, 2005 (the "2005 Performance Period"); and (ii) since audited financial statements will not be available for the 2005 Performance Period, the financial criteria that is being measured to determine whether the 2005 Performance Goal has been achieved will be deemed to have been earned equally over the entire 2005 calendar year. At the first Compensation Committee meeting held after the end of each performance period during which Annual Restricted Units were awarded (which meeting is expected to be held in January), the Compensation Committee will determine whether the performance goal for each award of Annual Restricted Units has been achieved. If the Committee certifies that the performance goal established for an award of Annual Restricted Units has been achieved, the award will vest and become payable in accordance with the four year vesting schedule. If the Compensation
           Committee finds that the goal established for any grant of Annual Restricted Units has not been achieved, the award will not vest and will be cancelled.

      4. Benefits.

     (a) General. You shall participate in such vacation, medical and dental insurance, long-term disability insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which you would be entitled to participate under the terms

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Michael J. Dolan
May 2, 2005
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of the plan. This provision, however, shall not be construed to either require
Viacom to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

     (b) Life Insurance. Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of life insurance during the Term. You shall have the right to assign the policy for such life insurance to your spouse and/or issue or to a trust or trusts primarily for the benefit of your spouse or issue.

     5. Business Expenses; Car Allowance and Insurance. During your employment under this Agreement, Viacom shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to Viacom executives at comparable levels. You shall receive a car allowance and car insurance for one vehicle in accordance with Viacom's policies, as the same may be amended from time to time.

     6. Non-Competition, Confidential Information, Etc.

     (a) Non-Competition. You agree that your employment with Viacom is on an exclusive basis and that, while you are employed by Viacom, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of Viacom, without the written consent of Viacom; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term; provided, however, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) one year after you terminate your employment for Good Reason or Viacom terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 6(j) (which relates to your ability to terminate your obligations under this paragraph 6(a) in exchange for waiving your right to certain compensation and benefits); or (ii) eighteen (18) months after Viacom terminates your employment for Cause. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 8(a) and (b).)

     (b) Confidential Information. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of Viacom, or disclose to any third party, any information relating to Viacom or any of its affiliated companies which is proprietary to Viacom or any of its affiliated companies ("Confidential Information"), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with Viacom's

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Michael J. Dolan
May 2, 2005
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policies); and (ii) you will comply with any and all confidentiality obligations of Viacom to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

     (c) No Solicitation, Etc. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly:

     (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of its affiliated companies; or

     (ii) interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of Viacom or any of its affiliated companies with any customer, supplier or consultant.

     (d) Viacom Ownership. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and Viacom shall have the right to use the work in perpetuity throughout the universe in any manner Viacom determines in its sole discretion without any further payment to you. You shall, as may be requested by Viacom from time to time, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the Chairman or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by Viacom or any of its affiliated companies of any ownership rights to which Viacom or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.


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Michael J. Dolan
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     (e) Litigation.

     (i) You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Viacom or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify Viacom's counsel before providing any information or documents.

     (ii) You agree to cooperate with Viacom and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to Viacom's counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, Viacom will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

     (iii) Except as required by law or legal process, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves Viacom or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by Viacom or any of its affiliated companies. In all events, you shall give advance notice of such testimony promptly after you become aware that you may be required to provide it. Viacom expressly reserves its attorney-client and other privileges except if expressly waived in writing.

     (f) No Right to Give Interviews or Write Books, Articles, Etc. During the Term, except as authorized by Viacom, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Viacom or any of its affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.


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     (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliated companies shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may owe to Viacom or any of its affiliated companies at the time of or subsequent to the termination of your employment with Viacom; and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

     (h) Non-Disparagement. You agree that, during the Term and for one (1) year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of Viacom or any of its affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of Viacom or any of its affiliated companies or any of their respective directors or senior officers.

     (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

     (j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or Viacom terminates your employment without Cause and you notify Viacom in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 8(d)(i) through (vi) and/or 8(e). You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.

     7. Disability. In the event that you become "disabled" within the meaning of such term under Viacom's Short-Term Disability ("STD") program and its Long-Term Disability ("LTD") program during the Term (such condition is referred to as a "Disability"), you will receive compensation under the STD program in accordance with its terms. Thereafter, you will


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be eligible to receive benefits under the LTD program in accordance with its terms. If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the period from January 1st of the year in which you first receive compensation under the STD program through the last day of the period for which you receive compensation under the STD program, in an amount equal to your Target Bonus and prorated for such period(s). Bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. You will not receive bonus compensation for any portion of the calendar year(s) during the Term while you receive benefits under the LTD program. In addition, if you receive compensation under the STD program during calendar year 2005 or any subsequent calendar year during the Term, you will receive (i) Deferred Compensation for the calendar year in which such benefits commence prorated for the portion of such year during which you receive compensation under the STD program, (ii) prorated Deferred Compensation for any portion of the following calendar year during which you receive compensation under the STD program, and
(iii) Deferred Compensation attributable to prior periods, payable, together in each case with the return thereon as provided in paragraph 3(b), prior to January 31st of the calendar year following the calendar year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the 1934 Act. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation and Deferred Compensation provided under this paragraph 7 are in lieu of Salary, Deferred Compensation and Bonus under paragraphs 3(a), (b) and (d). The stock options granted to you under the LTMIP which are exercisable on or prior to the date on which benefits commence under the LTD program, together with all LTMIP stock options that would have vested and become exercisable on or before the last day of the Term (which options shall become immediately vested and exercisable), shall be exercisable until the third anniversary of the date on which such benefits commence or, if earlier, the expiration date of the stock options.

     8. Termination.

     (a) Termination for Cause. Viacom may, at its option, terminate your employment under this Agreement forthwith for Cause and thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary, Deferred Compensation or Bonus or provide benefits. Cause shall mean: (i) embezzlement, fraud or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of Confidential Information; (iii) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (iv) your material breach of this Agreement; (v) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate, or the willful destruction or failure to preserve documents or other material known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other material. Viacom will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v) or (vi) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in

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Michael J. Dolan
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reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v) or (vi) of this paragraph 8(a); provided, however, that, if Viacom reasonably expects irreparable injury from a delay of ten (10) business days, Viacom may give you notice of such shorter period within which to cure as is reasonable under the circumstances. In the event that your employment is terminated by Viacom for Cause pursuant to paragraph 8(a) or you resign without Good Reason, you shall be entitled to receive (i) any unpaid Salary through your termination or resignation date, and (ii) prorated Deferred Compensation for the calendar year in which the termination or resignation occurs, and Deferred Compensation attributable to prior periods payable, together with the return thereon as provided in paragraph 3(b), on the later of (x) January 31st of the following calendar year, or (y) six (6) months after your termination or resignation date.

     (b) Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to Viacom no more than thirty (30) days after the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. Viacom shall have ten
(10) business days from the giving of such notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Disability): (i) the assignment to you of duties or responsibilities substantially inconsistent with your position(s) or duties;
(ii) the withdrawal of material portions of your duties described in paragraph 2 or a change in your reporting relationships such that you do not report directly and solely to the Chairman or, if the Chairman ceases to serve as the Chief Executive Officer of Viacom, to the Chief Executive Officer of Viacom (or, if there are Co-Chief Executive Officers, one or both of the Co-Chief Executive Officers), or in the event that Viacom separates into two businesses, to the NEWCO Chairman or, if the NEWCO Chairman ceases to serve as the Chief Executive Officer of NEWCO, to the Chief Executive Officer of NEWCO or, if Tom Freston serves as the Chief Operating Officer of NEWCO, to the Chief Operating Officer of NEWCO; (iii) the material breach by Viacom of its material obligations under this Agreement; or (iv) the relocation of your position outside the New York City metropolitan area.

     (c) Termination Without Cause. Viacom may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.

     (d) Termination Payments/Benefits. In the event that your employment terminates under paragraph 8(b) or (c), you shall thereafter receive, less applicable withholding taxes:

     (i) your Salary, as in effect on the date on which your employment terminates, until the end of the Term, paid in accordance with Viacom's then effective payroll practices;

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Michael J. Dolan
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     (ii)  Deferred Compensation for the Term as set forth in paragraph
           3(b); Deferred Compensation attributable to the calendar year in which the termination occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(b), on the later of (x) January 31st of the calendar year following such termination, or (y) six (6) months after the date of such termination; and Deferred Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(b), prior to January 31st, of each such following year;

     (iii) your car allowance until the end of the Term, paid in accordance with Viacom's then effective payroll practices;

     (iv) bonus compensation for the calendar year in which such termination occurs and for each subsequent calendar year or portion thereof during the Term, in an amount equal to your Target Bonus, pro-rated for any partial calendar year and payable by February 28th of the following year;

     (v) medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to Viacom's then-current benefit plans until the end of the Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party; provided, that, during the period that Viacom provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and Viacom may withhold taxes from your compensation for this purpose; and provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law;


     (vi) life insurance coverage in the amount of Five Million Dollars ($5,000,000) until the end of the Term (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer); and

     (vii) the following with respect to any stock options granted to you under the LTMIP:

          (x) all LTMIP stock options that have not vested and become exercisable on the date of such termination but that would have vested on or before the end of the Term shall vest on the date of termination; such LTMIP stock options shall remain exercisable for one (1) year after such date or, if earlier, until their expiration date; and


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Michael J. Dolan
May 2, 2005
Page 12


          (y) all outstanding LTMIP stock options that have previously vested and become exercisable by the date of such termination shall remain exercisable for one (1) year after such date or, if earlier, until their expiration date.

There will not be any acceleration of the vesting of any restricted share units that you may be granted as part of your annual long-term compensation grants. You shall be required to mitigate the amount of any payment provided for in (i),
(ii), (iii) and (iv) of this paragraph 8(d) by seeking other employment, and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, car allowance and, in the event you receive long-term compensation with a present value, as reasonably determined by Viacom, greater than you would likely have received from Viacom during a comparable period (based on historical grants of long-term compensation during your service with Viacom and Viacom's practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Viacom, the amount of such excess; provided, that mitigation shall not be required, and no reduction for other compensation shall be made, for twelve (12) months after the termination of your employment or, if less, the balance of the Term. The payments provided in (i), (ii), (iii) and (iv) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

     (e) Non-Renewal Notice/Payments. If Viacom elects not to extend or renew this Agreement at the end of the Term, you shall receive the following:

     (i) If (x) Viacom notifies you less than twelve (12) months before the end of the Term that it has elected not to extend or renew this Agreement (such notice is referred to as a "Non-Renewal Notice"), or (y) your employment terminates under paragraph 8(b) or (c) during the final twelve (12) months of the Term, you shall continue to receive, after your employment terminates, your Salary and Deferred Compensation for the balance of the twelve
           (12) months from the date on which the Non-Renewal Notice is given or your employment terminates, whichever is earlier.

     (ii) If Viacom does not give you a Non-Renewal Notice by the end of the Term and you remain employed through that date but have not entered into a new contractual relationship with Viacom or any of its affiliated companies, and Viacom thereafter terminates your employment without Cause, you shall continue to receive your Salary and Deferred Compensation for the balance, if any, of the twelve (12) months after the expiration of the Term.

Michael J. Dolan
May 2, 2005
Page 13


Notwithstanding the foregoing, you shall not receive compensation under this paragraph 8(e) with respect to any period for which you receive Salary and Deferred Compensation under paragraphs 8(d)(i) and (ii). Payments under this paragraph 8(e) shall be made, less applicable withholding taxes, in accordance with Viacom's then effective payroll practices. You shall be required to mitigate the amount of any payment under this paragraph 8(e) by seeking other employment, and the amount of any such payment shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, commission payments, car allowance and, in the event you receive long-term compensation with a present value, as reasonably determined by Viacom, greater than you would likely have received from Viacom during a comparable period (based on historical grants of long-term compensation during your service with Viacom and Viacom's practices with respect to your position, and prorating the value of such long-term compensation over the term of service required to vest therein), in each case as reasonably determined by Viacom, the amount of such excess. The payments provided in this paragraph 8(e) are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist.

     (f) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), participation in all Viacom benefit plans and programs (including, without limitation, vacation accrual, all retirement and the related excess plans, car insurance, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing shall not apply to the LTMIP and, after the termination of your employment, your rights under the LTMIP shall be governed by the terms of the LTMIP option agreements and the applicable LTMIP plans together with paragraph 8(d)(vii).

     (g) Resignation from Official Positions. If your employment with Viacom terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with Viacom or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of Viacom. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of Viacom, any documents or instruments which Viacom may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of Viacom to execute any such documents or instruments as your attorney-in-fact.

     9. Death. In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, in an amount equal to your Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In the event of your


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Michael J. Dolan
May 2, 2005
Page 14


death after the termination of your employment while you are entitled to receive compensation under paragraph 8(d) or (e), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i) or 8(e) up to the date on which the death occurs; (y) any bonus compensation earned but not yet paid under paragraph 8(d)(iv) with respect to the prior year; and (z) any bonus compensation for the calendar year in which the death occurs, determined in accordance with paragraph 8(d)(iv) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year. In addition, your beneficiary or estate shall receive prorated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(b) prior to January 31st of the following calendar year. Your beneficiary or estate or permitted transferee shall also be entitled to exercise LTMIP stock options which are exercisable on or prior to your death, together with all LTMIP stock options that would have vested and become exercisable on or prior to the last day of the Term but for your death (which options shall immediately become vested and exercisable), until the second anniversary of the date of death or, if earlier, the expiration date of the stock options.

     10. No Acceptance of Payments. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliated companies.

     11. Equal Opportunity Employer; Viacom Business Conduct Statement. You recognize that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status. In addition, you agree that you will comply with the Viacom Business Conduct Statement.

     12. Indemnification. Viacom hereby agrees that it shall indemnify and hold you harmless to the maximum extent permitted by law to the extent that you are or are threatened to be made a party to a threatened or pending action, suit or proceeding by reason of the fact that you are or were an officer, employee or agent of Viacom, or that you are or were serving at the request of Viacom as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Neither the determination of Viacom, its Board of Directors, independent legal counsel or stockholders that you are not entitled to indemnification or the failure of any or all of them to make any determination regarding such entitlement shall create any presumption or inference that you have not met the applicable standard of conduct. If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision (a "Proceeding"), you will give Viacom prompt written notice thereof, provided that

Michael J. Dolan
May 2, 2005
Page 15




the failure to give such notice shall not affect your right to indemnification. Viacom shall be entitled to assume the defense of any Proceeding and you will use reasonable efforts to cooperate with such defense. To the extent that you in good faith determine that there is an actual or potential conflict of interest between Viacom and you in connection with the defense of a Proceeding, you shall so notify Viacom and shall be entitled to separate representation by counsel selected by you (provided that Viacom may reasonably object to the selection of counsel within five (5) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with Viacom's counsel and minimize the expense of such separate representation to the extent consistent with your separate defense. Viacom shall not be liable for any settlement of any Proceeding effected without its prior written consent. You shall be entitled to advancement of expenses incurred by you in defending any Proceeding upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by Viacom. Viacom's and your obligations under this paragraph 12 shall remain in full force and effect notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term.

     13. Notices. All notices under this Agreement must be given in writing, by personal delivery or by mail, at the parties' respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of Viacom, to the attention of the General Counsel of Viacom. Any notice given by mail shall be deemed to have been given three days following such mailing. Copies of all notices to you shall be given to Shack Siegel Katz & Flaherty, P.C., 530 Fifth Avenue, New York, New York 10036, Attention: Ronald S. Katz, Esq.

     14. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliated company of or any successor in interest to Viacom.

     15. NEW YORK LAW, ETC. YOU ACKNOWLEDGE THAT THIS AGREEMENT HAS BEEN EXECUTED, IN WHOLE OR IN PART, IN NEW YORK, AND YOUR EMPLOYMENT DUTIES ARE PRIMARILY PERFORMED IN NEW YORK. ACCORDINGLY, YOU AGREE THAT THIS AGREEMENT
AND ALL MATTERS OR ISSUES ARISING OUT OF OR RELATING TO YOUR VIACOM EMPLOYMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY THEREIN. ANY ACTION TO ENFORCE THIS AGREEMENT SHALL BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN.



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Michael J. Dolan
May 2, 2005
Page 16


     16. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

     17. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

     18. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

     19. Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of its affiliated companies.

     20. Deductions and Withholdings, Payment of Deferred Compensation. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of Viacom Class B Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law. Notwithstanding any other provisions of this Agreement to the contrary, no payment for any restricted share units or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof without imposition of penalty taxes under the American Jobs Creation Act of 2004.


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Michael J. Dolan
May 2, 2005
Page 17

     21. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The execution and delivery of this instrument by facsimile of the signature of the party or an officer of a party shall constitute due execution and delivery by that party and shall bind that party to the terms and conditions contained herein.

     If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of Viacom; after this Agreement has been executed by Viacom and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

                               Very truly yours,

                               VIACOM INC.



                               By:          /s/ William A. Roskin
                                   ---------------------------------------------
                                   Name:    William A. Roskin
                                   Title:   Executive Vice President,
                                            Human Resources and Administration


ACCEPTED AND AGREED:



   /s/ Michael J. Dolan
----------------------------
       Michael J. Dolan

Dated: April 27, 2005